Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS RECORD THIRD QUARTER AND NINE MONTHS 2015 FINANCIAL RESULTS

Company posts 38th consecutive quarter of improved earnings

ATLANTA, GEORGIA, October 28, 2015: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported unaudited financial results for its third quarter and nine months ended September 30, 2015.

The Company recorded third quarter revenues of $399.7 million, an increase of 3.9% over the prior year’s third quarter of $384.9 million. Net income increased 9.5% to $45.0 million or $0.21 per diluted share for the third quarter ended September 30, 2015 compared to $41.1 million or $0.19 per diluted share for the same period in 2014.

Rollins’ revenues rose 5.2% for the first nine months of 2015 to $1.123 billion compared to $1.068 billion for the prior year. Net income for the first nine months of 2015 was $120.4 million, an increase of 11.7%, or $0.55 per diluted share compared to $107.7 million or $0.49 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “This quarter reflects a record performance in revenue and profits. Our revenue growth reflects contributions from all of our businesses. As you would expect, we are pleased with the results from our operational initiatives and their impact on customer and employee retention, as well as the bottom line.”

Mr. Rollins concluded, “Our progress in the first nine months of this year has been solid and we are on target to meet our business objectives for the year. Our focus is squarely on providing a great job for our employees, excellent service to our customers and solid earnings improvement for our shareholders. We remain confident in our strategy and action plans, and are working hard to grow the business both organically and through strategic acquisitions.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s being on target to meet its business objectives for the year; intent to provide a good job for all of its employees, great service to customers and solid earnings improvement for shareholders; and confidence in its strategy and action plans. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2015	2014
ASSETS
Cash and cash equivalents	$134,310	$114,216
Trade accounts receivables, net	90,782	87,755
Financed receivables, net	14,211	12,867
Materials and supplies	12,964	12,526
Deferred income taxes, net	42,141	42,280
Other current assets	24,695	17,701
Total Current Assets	319,103	287,345
Equipment and property, net	115,731	101,986
Goodwill	248,792	250,540
Customer contracts and other intangible assets, net	142,640	150,286
Deferred income taxes, net	8,308	—
Financed receivables, long-term, net	14,217	12,276
Prepaid pension	—	10,533
Other assets	13,548	13,668
Total Assets	$862,339	$826,634

LIABILITIES
Accounts payable	$21,092	$26,293
Accrued insurance, current	31,192	25,024
Accrued compensation and related liabilities	74,138	72,074
Unearned revenue	105,725	104,296
Other current liabilities	32,727	40,170
Total Current Liabilities	264,874	267,857
Accrued insurance, less current portion	21,866	30,472
Accrued pension	24,538	493
Deferred income taxes, net	—	397
Long-term accrued liabilities	31,631	36,402
Total Liabilities	342,909	335,621

STOCKHOLDERS’ EQUITY
Common stock	218,591	218,289
Retained earnings and other equity	300,839	272,724
Total stockholders’ equity	519,430	491,013
Total Liabilities and Stockholders’ Equity	$862,339	$826,634

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES
Customer services	$399,746	$384,870	$1,122,805	$1,067,615
COSTS AND EXPENSES
Cost of services provided	195,489	188,810	553,741	532,760
Depreciation and amortization	11,156	11,437	33,182	32,259
Sales, general and administrative	121,944	118,765	346,141	330,349
Gain on sale of assets, net	(1,255)	(86)	(1,504)	(564)
Interest (income)/expense, net	(21)	24	(134)	(138)
	327,313	318,950	931,426	894,666
INCOME BEFORE INCOME TAXES	72,433	65,920	191,379	172,949
PROVISION FOR INCOME TAXES	27,387	24,799	70,979	65,202
NET INCOME	$45,046	$41,121	$120,400	$107,747

NET INCOME PER SHARE - BASIC AND DILUTED	$0.21	$0.19	$0.55	$0.49

Weighted average shares outstanding - basic and diluted	218,594	218,700	218,583	218,832

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter and Nine Months 2015 results on

Wednesday, October 28, 2015 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-632-3382 domestic;

785-424-1677 international
at least 5 minutes before start time.

REPLAY: available through November 4, 2015

Please dial 888-203-1112/719-457-0820, Passcode: 212739

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com